EXHIBIT 99.1

INmune Bio Appoints Biotechnology Executive Edgardo Baracchini as New Board Member

La Jolla, CA – August 6, 2019 – INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that Edgardo (Ed) Baracchini, Ph.D., has joined the company’s board of directors.

“Ed is a fantastic addition to our board of directors,” said RJ Tesi, MD, INmune Bio’s Chief Executive Officer and Chief Medical Officer. “He brings extensive business development and deal-making experience to the company, which is a critical skill set, as we continue to advance our three drug candidates through clinical trials.”

Dr. Baracchini has an impressive biotech business development background with over 25 years of experience in structuring and negotiating research and development partnerships, mergers, acquisitions and licensing agreements. He has negotiating more than 80 business transactions with multinational pharmaceutical firms, biotechnology companies and prominent universities which resulted in transactions valued in excess of $5.3 billion. He currently serves on the board of 4D Pharma PLC, as was previously Chief Business Officer of Xencor, Inc. (Nasdaq: XNCR), a biopharmaceutical company focused on autoimmune diseases. Prior to this, Dr. Baracchini was associated with Metabasis Therapeutics, where he quickly moved from the role of Vice President to Senior Vice President of Business Development.

“INmune Bio has very exciting developments in cancer and Alzheimer’s disease,” said Baracchini. “I am looking forward to working closely with its seasoned leadership team, each of whom have demonstrated their own track record of success.”

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Holly Dugan

(201) 465-8019

INmuneBio@AntennaGroup.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto / Scott Eckstein

PH: (212) 896-1254 / (212) 896-1210

INmune@KCSA.com